Exhibit 99.1

Harleysville Group Inc. Reports Third Quarter 2008 Results

Third quarter highlights:

  Operating income of $0.80 per share; includes $0.08 of catastrophe losses
  Statutory combined ratio1 of 98.8 percent; includes 1.6 points of catastrophe losses
  Operating return on equity of 11.9 percent

HARLEYSVILLE, Pa.--(BUSINESS WIRE)--November 3, 2008--Harleysville Group Inc. (NASDAQ:HGIC) today reported diluted operating income of $0.80 per share for the third quarter of 2008, compared to $0.83 per share in the third quarter of 2007. The third quarter result included catastrophe losses of $0.08 per share in 2008 and $0.03 per share in 2007. For the nine-month periods, the company reported diluted operating income of $1.91 per share in 2008 and $2.34 per share in 2007. The 2008 nine-month result includes $0.70 per share of catastrophe losses, compared to $0.16 per share in 2007. In 2007, nine-month operating income included a benefit of $0.06 per share resulting from the gain on the company’s sale of an office building in Michigan. Operating income is a non-GAAP financial measure defined by the company as net income excluding after-tax realized gains and losses on investments. See below for the company’s reported GAAP net income.

“Harleysville continues to differentiate itself favorably from much of our competition with the results we’re reporting today,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “Despite the challenges presented by the turbulent economic conditions and numerous catastrophes that have significantly impacted many of our peers in the insurance industry, our combined ratio for the quarter was a profitable 98.8 percent, and our operating return on equity for the trailing 12 months stands at 11.9 percent. In the third quarter, we also reported operating income of $0.80 per share, including a charge of $0.08 per share for catastrophes, $0.05 of which was from claims caused by storms stemming from the downgraded remnants of Hurricane Ike in non-coastal states where we actively write business.

“Excluding the impact of the catastrophe losses from this year and last year, our underlying operating income per share improved compared to 2007, indicating that we continue to perform well in the fundamental areas of our business, which include maintaining our underwriting discipline in a very competitive environment,” Browne added. “Also, despite the challenging market conditions, we continue to benefit from the strong relationships we enjoy with our agency partners and retain a high percentage of our quality commercial and personal lines business. We continue to maintain a strong capital base and reserve position, along with a high-quality investment portfolio—all of which provide the sound financial position for us to write our agents’ best business.”

The company reported diluted net income of $0.15 per share in the third quarter of 2008, compared to $0.83 per share in the third quarter of 2007. Realized investment losses in the third quarter of 2008 were $18.9 million after tax, or $0.65 per share, compared to no realized gains or losses in the third quarter of 2007. In the third quarter of 2008, the company recorded other than temporary impairments (OTTI) of approximately $19.7 million after tax; $7.9 million of which relates to problem fixed maturity holdings in Lehman Brothers Holdings, Inc. and Sigma Finance Corp. In addition, responding to the significant decline in the equity markets, $11.6 million after tax of OTTI were recorded on equity index funds. As noted in its September 23, 2008, news release, Harleysville Group does not own any common or preferred equity of the Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac). For the nine-month periods, diluted net income was $1.27 per share in 2008 and $2.37 per share in 2007. For the nine months, the company reported $0.64 per share of realized investment losses in 2008, compared to a $0.03 per share realized gain in 2007.

The company is planning to sell its equity index funds to take advantage of tax strategies available as a result of declines in the equity markets, and will be carrying back these losses to offset prior gains.

“Our investment portfolio has been built to weather the type of difficult economic environment we currently face,” Browne explained. “We continue to manage our investments to support our insurance operations by providing after-tax net investment income, while maintaining a conservative, high-quality portfolio that provides the necessary cash flow to avoid selling in illiquid markets. That supports the strong capital position we maintain to fulfill the commitments we’ve made to our agency partners and policyholders. And it’s because of those efforts that the impact on our company has been much less than what many of our peers are experiencing.”

The company reported third quarter net written premiums increased 6 percent to $220.1 million in 2008, compared to $208.2 million in the same period in 2007. Net written premiums through nine months were $689.9 million in 2008, excluding the non-recurring impact of the pool change, compared to $634.4 million in 2007. As previously announced, on January 1, 2008, Harleysville Group and Harleysville Mutual Insurance Company amended their intercompany pooling arrangement to increase the aggregate share of the pool for the insurance subsidiaries of Harleysville Group to 80 percent from 72 percent. The increase in net written premiums, on a basis unadjusted for the pooling change, includes $45.7 million in unearned premium reserves transferred to Harleysville Group from Harleysville Mutual Insurance Company at the January 1, 2008, effective date of the change. Furthermore, the increase in Harleysville Group’s percentage of the pool resulted in $22.0 million in additional written premiums during the quarter and $69.0 million for the nine months. Excluding both impacts from the pooling change—the one-time unearned premium transfer in the first quarter and the change in the pooling percentage—net written premiums declined 5 percent in the quarter and 2 percent in the nine months.

Harleysville Group’s overall statutory combined ratio was 98.8 percent in the third quarter of 2008, compared to 95.9 percent in the third quarter of 2007. Catastrophe losses added 1.6 points to the third quarter result this year, compared to 0.6 points last year. For the nine months, the statutory combined ratio was 101.0 percent in 2008, versus 96.7 percent in 2007. Catastrophe losses added 4.6 points to the nine-month result in 2008 and 1.3 points in 2007. The increase in the intercompany pooling agreement had a 0.5 point non-recurring favorable impact to the statutory expense ratio for the nine months as a result of the $45.7 million in unearned premiums transferred, which was partially offset by $11.4 million of ceding commission paid at the January 1, 2008, effective date of the change. Adjusting for this pool change, the combined ratio for nine months was 101.5 percent.

Third quarter pretax investment income was virtually unchanged at $27.6 million, while after-tax investment income grew 3 percent in the third quarter to $20.3 million. For the nine months, pretax investment income was up 3 percent to $85.3 million, while after-tax investment income rose 5 percent to $62.3 million. Operating cash flow for the nine months, excluding the non-recurring impact of the pool change, was $80.0 million, compared to $127.1 million in the nine months of 2007.

Commercial lines -- Net written premiums in commercial lines increased 4 percent to $176.0 million in the third quarter of 2008. For the nine months, net written premiums grew 8 percent to $567.2 million. The increases substantially reflect the change in the company’s pooling agreement. Excluding the impact of the change to the pooling percentage, net written premiums declined 6 percent in the quarter and 3 percent in the nine months of 2008. The commercial lines statutory combined ratio was 100.3 percent in the third quarter of 2008, versus 97.2 percent in the third quarter of 2007. For the nine months, the statutory combined ratio—adjusted for the non-recurring impact of the pooling change—was 101.7 percent in 2008, compared to 97.5 percent in 2007. Catastrophe losses in 2008 added 1.9 points and 3.6 points to the third quarter and nine-month combined ratios, respectively.

Personal lines -- Net written premiums in personal lines were up 12 percent to $44.2 million in the third quarter of 2008, and grew by 12 percent to $122.7 million for the nine months—again driven substantially by the pooling change. Excluding the impact of the change to the pooling percentage, net written premiums essentially were flat in the quarter and in the nine months of 2008. Harleysville Group’s personal lines statutory combined ratio was 92.2 percent in the third quarter of 2008, versus 89.6 percent during the third quarter of 2007. For the nine months, the statutory combined ratio—adjusted for the non-recurring impact of the pooling change—was 100.5 percent in 2008, compared to 93.2 percent in 2007. Catastrophe losses in 2008 added 0.1 points and 9.2 points to the third quarter and nine-month combined ratios, respectively.

Outlook -- “As we near the end of this year and look ahead to the future, we will remain focused on the basics of our business as we seek to consistently produce quality results—improving earnings, profitable underwriting and an operating return on equity of at least 12 percent—while always maintaining a healthy balance sheet,” Browne said. “While the insurance marketplace continues to be challenging, we remain committed to retaining our best business, as well as generating responsible, profitable growth—regardless of current market conditions. But, we are not going to compromise underwriting quality to chase a near-term growth goal. Instead, we will remain disciplined as we focus on our goal of maintaining a long-term underwriting profit and ongoing improvement in our performance that will continue to differentiate us favorably from our competition.”

Webcast -- The company will host a live Webcast tomorrow, November 4, 2008, at 8 a.m. (ET) to discuss its third quarter results. The Webcast and a replay will be available from the Investors section of the company’s Web site (www.harleysvillegroup.com).

GAAP and non-GAAP financial measures -- The company uses a non-GAAP financial measure called “operating income” that management believes is useful to investors because it illustrates the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. While this measure is utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income. Therefore, a reconciliation of this non-GAAP financial measure to the U.S. GAAP financial measure of net income is provided following the Consolidated Statements of Income contained in this release. Management also uses operating income for, among other things, goal setting, determining employee and senior management compensation, and evaluating performance.

Corporate profile -- Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville was listed recently as #30 in the InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been ranked on the list in each of the last three years. Harleysville Mutual Insurance Company owns 52 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was one of 3 percent of public companies recognized with a 2007 Mergent Dividend Achiever Award for its long-term history of dividend increases. Harleysville Insurance—which distributes its products exclusively through independent insurance agencies and reflects that commitment to its agency force by being a Trusted Choice® company partner—currently operates in 32 eastern and midwestern states. Further information can be found on the company’s Web site at www.harleysvillegroup.com.

Forward-looking information -- Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results, including operating return on equity, premium growth and underwriting results, could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; performance of and instability in the financial markets; investment losses; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

1 “Statutory combined ratio” is a non-GAAP measure of underwriting profitability and is based on numbers determined under statutory accounting practices as filed with state insurance regulators. It is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums written. A ratio of less than 100 percent indicates underwriting profitability.

Harleysville Group Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS	Quarter ended September 30		Nine months ended September 30
(in thousands, except per share data)	2008	2007	2008	2007
OPERATING RESULTS
Diluted earnings per common share:
Operating income*	$0.80	$0.83	$1.91	$2.34
Realized gains (losses), net of income taxes	(0.65)		(0.64)	0.03
Net income	$0.15	$0.83	$1.27	$2.37
Cash dividends per common share	$0.30	$0.25	$0.80	$0.63

FINANCIAL CONDITION	September 30, 2008		December 31, 2007
Assets		$3,121,355		$3,072,445
Shareholders' equity		$654,916		$758,841
Per common share		$23.20		$25.03

CONSOLIDATED STATEMENTS OF INCOME	Quarter ended September 30		Nine months ended September 30
(in thousands, except per share data)	2008	2007	2008	2007
REVENUES:
Premiums earned	$230,433	$210,541	$689,641	$623,314
Investment income, net of investment expense	27,567	27,470	85,330	82,814
Realized investment gains (losses)	(28,996)	35	(29,045)	1,337
Other income	3,508	4,023	9,961	13,842
Total revenues	232,512	242,069	755,887	721,307
LOSSES AND EXPENSES:
Losses and loss settlement expenses	147,466	129,718	465,509	392,280
Amortization of deferred policy acquisition costs	56,860	52,229	170,514	156,078
Other underwriting expenses	22,480	20,273	63,820	56,853
Interest expense	1,618	1,783	4,915	5,337
Other expenses	1,189	1,026	3,479	3,639
Total expenses	229,613	205,029	708,237	614,187
Income before income taxes	2,899	37,040	47,650	107,120
Income taxes (benefit)	(1,289)	11,458	9,958	32,201
Net income	$4,188	$25,582	$37,692	$74,919
Weighted average number of shares outstanding:
Basic	28,345,231	30,257,515	29,254,915	31,177,064
Diluted	28,720,933	30,689,128	29,643,207	31,621,037
Per common share:
Basic earnings	$0.15	$0.85	$1.29	$2.40

Diluted earnings	$0.15	$0.83	$1.27	$2.37

RECONCILIATION TO OPERATING INCOME :
Net income	$4,188	$25,582	$37,692	$74,919
Less realized investment gains (losses), net of income taxes (benefit)	(18,848)	22	(18,880)	869
Operating income	$23,036	$25,560	$56,572	$74,050

These financial figures are unaudited.
* Operating income is a non-GAAP financial measure defined by the company as net income excluding after-tax realized gains and losses on investments.

Harleysville Group Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)	September 30, 2008*	December 31, 2007
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value $272,219 and $319,510)	$272,869	$316,043
Available for sale, at fair value (amortized cost $1,950,746 and $1,831,266)	1,923,821	1,858,192
Equity securities, at fair value (cost $110,474 and $66,433)	110,779	76,297
Short-term investments, at cost, which approximates fair value	117,649	107,941
Other invested assets, at cost	3,650
Total investments	2,428,768	2,358,473
Cash	145	412
Premiums in course of collection	142,672	146,238
Reinsurance receivable	214,807	167,671
Accrued investment income	26,633	26,220
Deferred policy acquisition costs	113,584	101,954
Prepaid reinsurance premiums	45,549	38,721
Property and equipment, net	12,613	13,475
Deferred income taxes	78,087	38,544
Securities lending collateral		122,053
Due from affiliate	5,961	7,197
Other assets	52,536	51,487
Total assets	$3,121,355	$3,072,445
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss settlement expenses	$1,780,184	$1,546,690
Unearned premiums	502,959	450,186
Accounts payable and accrued expenses	64,796	74,686
Securities lending obligation		123,542
Debt	118,500	118,500
Total liabilities	2,466,439	2,313,604
Shareholders' equity:
Preferred stock, $1 par value; authorized 1,000,000 shares; none issued
Common stock, $1 par value, authorized 80,000,000 shares; issued 34,177,946 and 33,656,253 shares; outstanding 28,225,874 and 30,322,905 shares	34,178	33,656
Additional paid-in capital	228,232	213,654
Accumulated other comprehensive income (loss)	(20,073)	20,599
Retained earnings	592,986	578,705
Treasury stock, at cost, 5,952,072 and 3,333,348 shares	(180,407)	(87,773)
Total shareholders' equity	654,916	758,841
Total liabilities and shareholders' equity	$3,121,355	$3,072,445

* These financial figures are unaudited.

	Harleysville Group Inc. and Subsidiaries
SUPPLEMENTARY FINANCIAL ANALYSTS' DATA
	Quarter ended September 30		Nine months ended September 30
(dollars in thousands)	2008	2007	2008	2007
Net premiums written*	$220,141	$208,231	$735,587	$634,402
Statutory surplus*			$592,527	$646,916

Pretax investment income	$27,567	$27,470	$85,330	$82,814
Related federal income taxes	7,310	7,827	23,024	23,640
After-tax investment income	$20,257	$19,643	$62,306	$59,174

SEGMENT INFORMATION
	Quarter ended September 30		Nine months ended September 30
(dollars in thousands)	2008	2007	2008	2007
Revenues:
Premiums earned:
Commercial lines	$189,894	$174,119	$569,152	$515,994
Personal lines	40,539	36,422	120,489	107,320
Total premiums earned	230,433	210,541	689,641	623,314
Net investment income	27,567	27,470	85,330	82,814
Realized investment gains (losses)	(28,996)	35	(29,045)	1,337
Other	3,508	4,023	9,961	13,842
Total revenues	$232,512	$242,069	$755,887	$721,307

Income before income taxes:
Underwriting gain (loss):
Commercial lines	$4,361	$6,733	($18,576)	$10,070
Personal lines	2,070	2,792	(3,274)	6,475
SAP underwriting gain (loss)	6,431	9,525	(21,850)	16,545
GAAP adjustments	(2,804)	(1,204)	11,648	1,558
GAAP underwriting gain (loss)	3,627	8,321	(10,202)	18,103
Net investment income	27,567	27,470	85,330	82,814
Realized investment gains (losses)	(28,996)	35	(29,045)	1,337
Other	701	1,214	1,567	4,866
Income before income taxes	$2,899	$37,040	$47,650	$107,120

Income taxes on net investment income	$7,310	$7,827	$23,024	$23,640
Income taxes (benefit) on remaining gain (loss)	(8,599)	3,631	(13,066)	8,561
Total income taxes (benefit)	($1,289)	$11,458	$9,958	$32,201

Effective tax rate on:
Net investment income	26.5%	28.5%	27.0%	28.5%
Income	N/M	30.9%	20.9%	30.1%

These financial figures are unaudited.

* Statutory data is a non-GAAP measure. Because it is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual, a reconciliation to GAAP is not required.

Harleysville Group Inc. and Subsidiaries
STATUTORY DATA BY LINE OF BUSINESS*
	Quarter ended September 30		Nine months ended September 30	Nine months ended September 30
			Without Intercompany Pooling Transfer**
(dollars in thousands)	2008	2007	2008	2008	2007

Net premiums written:

Commercial:
Automobile	$47,734	$46,690	$152,041	$162,344	$148,280
Workers' compensation	22,637	24,656	80,672	85,780	74,940
Commercial multi-peril	83,690	77,641	267,008	284,638	243,628
Other commercial	21,901	19,700	67,496	71,681	57,685

Total commercial	$175,962	$168,687	$567,217	$604,443	$524,533

Personal:
Automobile	$20,106	$18,310	$57,379	$61,238	$52,618
Homeowners	20,974	18,868	56,974	61,106	50,417
Other personal	3,099	2,366	8,299	8,800	6,834

Total personal	$44,179	$39,544	$122,652	$131,144	$109,869

Total personal and commercial	$220,141	$208,231	$689,869	$735,587	$634,402

Statutory combined ratios:

Commercial:
Automobile	93.1%	95.8%	94.9%	94.3%	93.8%
Workers' compensation	116.9%	112.8%	113.2%	112.6%	112.3%
Commercial multi-peril	103.3%	96.2%	104.3%	103.7%	98.5%
Other commercial	84.2%	85.4%	93.2%	92.7%	83.6%

Total commercial	100.3%	97.2%	101.7%	101.2%	97.5%

Personal:
Automobile	94.1%	90.7%	94.0%	93.4%	97.4%
Homeowners	87.6%	89.6%	107.4%	106.8%	90.5%
Other personal	109.8%	80.7%	98.5%	98.6%	79.0%

Total personal	92.2%	89.6%	100.5%	100.0%	93.2%

Total personal and commercial statutory combined ratio	98.8%	95.9%	101.5%	101.0%	96.7%

GAAP combined ratio	98.4%	96.0%		101.5%	97.1%

GAAP losses paid	$146,799	$114,397		$431,772	$350,418

Net catastrophe losses incurred	$3,692	$1,250		$31,787	$7,825

These financial figures are unaudited.

* Statutory data is a non-GAAP measure. Because it is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual, a reconciliation to GAAP is not required.

** The effect of the January 1, 2008 pooling transfer of $45,718,282 of net premiums written (representing the transfer of the January 1, 2008 unearned premium balance) and the effect of the pool transfer on the statutory combined ratios are excluded below for comparative purposes.

CONTACT:
Harleysville Group Inc.
Investors
Mark Cummins, 215-256-5025
mcummins@harleysvillegroup.com
or
Media
Randy Buckwalter, 215-256-5288
rbuckwalter@harleysvillegroup.com